Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-8 No. 333-XXXXX) pertaining to the United Rentals, Inc. Deferred Compensation Plan for Directors and to the incorporation by reference therein of our report dated February 24, 2004, with respect to the consolidated financial statements and schedules of United Rentals, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2003, filed with the Securities and Exchange Commission.

/s/    Ernst & Young LLP

MetroPark, New Jersey

June 21, 2004